Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Agreement is made and entered into as of February 27, 2017 between Crown Imports LLC, a Delaware limited liability company (“Crown”), Constellation Brands, Inc., a Delaware corporation (“Constellation”), and William F. Hackett (“Executive”).

Executive is party to an employment agreement dated June 17, 2013 by and between Constellation and Crown (the “Original Agreement”).

Executive has contributed substantially to the growth and success of Crown, which is an indirect, wholly-owned subsidiary of Constellation.

Accordingly, Crown and Constellation desire to retain Executive’s services as set forth in the Agreement and to provide the necessary consideration to assure such services.

Crown and Executive therefore agree as follows:

1.    Employment. Effective as of March 1, 2017 (the “Effective Date”), Crown shall employ Executive as the Chairman of Constellation’s Beer Division or in such other senior executive position with Constellation or its affiliates as Crown or Constellation and Executive shall mutually agree upon. Executive hereby accepts the employment specified herein, agrees to perform, in good faith, the duties, consistent with his position, to abide by the terms and conditions described in this Agreement and to devote his full working time and best efforts to Crown and its affiliates. (As used in this Agreement, the phrases “Crown and its affiliates” and “Crown or any affiliate of Crown” shall include Constellation and its affiliates”.) Crown and Executive reasonably anticipate that the level of services provided by Executive during the term of this Agreement will be 50 percent or more of the average level of bona fide services provided by Executive during the immediately preceding 36–month period. These obligations shall not restrict Executive from engaging in customary activities as a consultant, director, trustee or similar position of other business or not-for-profit organizations so long as such activities are disclosed in writing in accordance with Constellation’s Code of Business Conduct and Ethics, and, in the reasonable opinion of Constellation or its Board of Directors, do not materially interfere with the performance of Executive’s responsibilities under this Agreement or create a real or apparent conflict of interests.

2.    Term and Termination. The term of this Agreement shall commence on the Effective Date and shall expire on February 28, 2019; provided, however, that either Executive or Crown may terminate this Agreement at any time by giving the other party at least 90 days advance written notice; and provided further, that such advance written notice is not required in the event of a For Cause Termination or a Good Reason Termination.

3.    Compensation. Commencing March 1, 2017, Crown shall pay Executive a base salary at the rate of $354,000 per year (“Base Salary”). During the term of Executive’s employment following February 28, 2018, the Human Resources Committee of the Board of Constellation or its delegate may adjust Executive’s Base Salary upward or downward in such amounts as it determines in its sole discretion. Such Base Salary shall be payable in accordance with Crown’s standard payroll practices for senior executives. Crown may pay Executive a bonus in such amount and at such time or times as the Human Resources Committee of the Board or its delegate shall determine. (Executive and Crown acknowledge that, for so long as Executive serves as an “executive officer” of Constellation, the Human Resources Committee of the Board of Constellation is responsible for annually reviewing and, as appropriate, approving or recommending that the Board of Constellation approve each element of Executive’s compensation, including salary, bonus, benefits and perquisites.)

4.    Reimbursement for Expenses/Benefits. Executive shall be expected to incur various reasonable business expenses customarily incurred by persons holding like positions, including but not limited to traveling, entertainment and similar expenses incurred for the benefit of Crown or Constellation. Crown shall reimburse Executive for such expenses from time to time, at Executive’s request, and Executive shall account to Crown for such expenses. Executive shall participate in such benefit plans that are generally made available to all executives of Constellation.

5.    Definitions.

“Board” or “Board of Directors” means the Board of Directors of Crown Imports LLC or Constellation Brands, Inc., as the context dictates.

“COBRA” means the continuation of health care rules of Part 6 of Title I of the Employee Retirement Income Security Act of 1974, as amended.

“Code” means the Internal Revenue Code of 1986, as amended.

“For Cause Termination” means Crown terminates Executive for (1) any intentional, non-incidental misappropriation of funds or property of Constellation by Executive; (2) unreasonable (and persistent) neglect or refusal by Executive to perform his duties as provided in Section 1 hereof and which he does not remedy within thirty days after receipt of written notice from Crown or Constellation; (3) the material breach by Executive of any provision of Sections 7 or 9 which he does not remedy within thirty days after receipt of written notice from Crown or Constellation; or (4) conviction of Executive of a felony.

“Good Reason Termination” means Executive terminates his employment under this Agreement for “good reason” upon 30 days’ notice to Crown and Constellation given within 90 days following the occurrence of any of the following events without his consent, each of which shall constitute a “good reason” for such termination; provided that the following events shall not constitute “good reason” if the event is remedied by Crown or Constellation within 30 days after receipt of notice given by Executive to Crown and Constellation specifying the event:

(a)    Crown or Constellation acts to materially reduce Executive’s employment band or materially reduce Executive’s duties and responsibilities;

(b)    Crown or Constellation materially breaches this Agreement.

6.    Consequence of Termination or Expiration of Agreement. If (i) Executive voluntarily ceases employment with Crown and its affiliates, quits or terminates this Agreement for any reason, or (ii) Crown terminates the employment of Executive or terminates this Agreement for any reason, then Executive’s rights and Crown’s and Constellation’s obligations hereunder shall forthwith terminate except that Executive shall be paid, as soon as administratively practicable after the termination date, all earned but unpaid base salary, accrued paid time off and accrued but unreimbursed expenses required to be reimbursed under this Agreement. Executive expressly acknowledges that, unless the President and Chief Executive Officer of Constellation expressly determines otherwise, Executive will not be eligible for severance under this Agreement or any other arrangement maintained by Crown or Constellation upon termination of this Agreement. This provision shall not alter the otherwise applicable treatment of Executive under the terms of any of Crown’s or Constellation’s other compensation or benefit programs (e.g., Annual Management Incentive Plan, Annual Incentive Plan or Long-Term Stock Incentive Plan). Crown shall provide Executive with the opportunity to purchase continued health care coverage under Crown’s plans as required by COBRA.

7.    Restrictive Covenant.

(a)    Executive agrees that (i) during the period of his employment hereunder, and (ii) for a period of two (2) years after he ceases employment, he will not, without the written consent of Crown and Constellation, seek or obtain a position with a Competitor (as defined below) in which Executive will use or is likely to use any confidential information or trade secrets of Crown or its affiliates, or in which Executive has duties for such Competitor that involve Competitive Services (as defined below) and that are the same or similar to those services actually performed by Executive for Crown or its affiliates. The parties agree that Executive may continue service on any boards of directors on which he is serving while employed by Crown or its affiliates. If Executive’s employment is terminated by Executive for a Good Reason Termination or by Crown or Constellation for any reason other than a For Cause Termination, then neither Crown nor Constellation will unreasonably withhold such consent provided Constellation receives information and assurances, satisfactory to Constellation, regarding Executive’s new position.

(b)    Executive understands and agrees that the relationship between Crown and its affiliates and each of their respective employees constitutes a valuable asset of Crown and its affiliates and may not be converted to Executive’s own use. Accordingly, Executive hereby agrees that (i) during the period of his employment hereunder and (ii) for a period of twelve months (12) months after he ceases employment, Executive shall not directly or indirectly, on his own behalf or on behalf of another person, solicit or induce any employee to terminate his or her employment relationship with Crown or any affiliate of Crown or to enter into employment with another person. The foregoing shall not apply to employees who respond to solicitations of employment directed to the general public or who seek employment at their own initiative.

(c)    For the purposes of this Section, “Competitive Services” means the provision of goods or services that are competitive with any goods or services offered by Constellation or any affiliate of Constellation including, but not limited to manufacturing, importing, exporting, distributing or selling wine, beer, liquor or other alcoholic beverages in the United States, Canada, New Zealand, Italy, and/or Mexico. The parties acknowledge that Crown or its affiliates may from time to time during the term of this Agreement change or increase the line of goods or services it provides and its geographic markets, and Executive agrees that this Agreement shall be deemed to be amended from time to time to include such different or additional goods, services, and geographic markets to the definition of “Competitive Services” for purposes of this Section. “Competitor” means any individual or any entity or enterprise engaged, wholly or in part, in Competitive Services.

(d)    Executive agrees that, due to his position of trust and confidence, the restrictions contained in this Section are reasonable, and the benefits conferred on him in this Agreement, including his compensation, are adequate consideration, and, since the nature of Crown’s and its affiliates’ collective business is international in scope, the geographic restriction herein is reasonable.

(e)    Executive acknowledges that a breach of this Section will cause irreparable injury and damage, which cannot be reasonably or adequately compensated by money damages. Accordingly, he acknowledges that the remedies of injunction and specific performance shall be available in the event of such a breach, and Crown and Constellation shall be entitled to money damages, costs and attorneys’ fees, and other legal or equitable remedies, including an injunction pending trial, without the posting of bond or other security. Any period of restriction set forth in this Section shall be extended for a period of time equal to the duration of any breach or violation thereof.

(f)    In the event of Executive’s breach of this Section, in addition to the injunctive relief described above, Crown’s and Constellation’s remedy shall include (i) the right to require Executive to account for and pay over to Crown or Constellation all compensation, profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any transactions constituting a breach of the restrictive covenants in this Section, and (ii) in the case of a breach during the term of Executive’s employment hereunder, the termination of all compensation otherwise payable to Executive under Sections 3 and 4 with respect to the period of time after such breach.

(g)     In the event that any provision of this Section is held to be in any respect an unreasonable restriction, then the court so holding may modify the terms thereof, including the period of time during which it operates or the geographic area to which it applies, or effect any other change to the extent necessary to render this Section enforceable, it being acknowledged by the parties that the representations and covenants set forth herein are of the essence of this Agreement.

8.    Limitation on Payments. Notwithstanding anything contained in this Agreement or any other compensation plan to the contrary, if upon or following a change in the “ownership or effective control” of Crown or Constellation or in the “ownership of a substantial portion of the assets” of Crown or Constellation (each within the meaning of Section 280G of the Code), the tax imposed by Section 4999 of the Code (the “Excise Tax”) applies to any payments, benefits and/or amounts received by the Executive pursuant to this Agreement or otherwise, including, without limitation, any benefits received by the Executive as a result of any automatic vesting, lapse of restrictions and/or accelerated target or performance achievement provisions, or otherwise, applicable to outstanding grants or awards to the Executive under any of Crown’s or Constellation’s incentive plans, including without limitation, Constellation’s Long-Term Stock Incentive Plan (collectively, the “Total Payments”), then the Total Payments shall be reduced so that the maximum amount of the Total Payments (after reduction) shall be one dollar ($1.00) less than the amount which would cause the Total Payments to be subject to the Excise Tax; provided that such reduction to the Total Payments shall be made only if the total after-tax benefit to the Executive is greater after giving effect to such reduction than if no such reduction had been made. If such a reduction is required, Crown shall reduce or eliminate the Total Payments by eliminating or reducing payments in a manner determined by Crown (by the minimum possible amounts) that maximizes the total value of benefits payable to the Executive until no amount payable to the Executive will be subject to the Excise Tax.

9.    Trade Secrets and Confidential Information. Executive agrees that unless duly authorized in writing by Crown, he will neither during his employment by Crown or its affiliates nor at any time thereafter divulge or use in connection with any business activity other than that of Crown or its affiliates any trade secrets or confidential information first acquired by him during and by virtue of his employment with Crown or its affiliates. Executive acknowledges that this Agreement does not prohibit Executive from filing a charge with, communicating with, or participating in any investigation or proceeding conducted by any federal, state, or local governmental agency or entity, including the Equal Employment Opportunity Commission and the Securities and Exchange Commission.

10.    Indemnification. Constellation and its successors and/or assigns will indemnify, hold harmless, and defend Executive to the fullest extent permitted by the law of the State of Delaware and the Certificate of Incorporation and By-Laws of Constellation as in effect on the date of this Agreement with respect to any claims that may be brought against Executive arising out of any action taken or not taken by Executive in his capacity as an employee, officer or director of Crown or Constellation. In addition, Constellation will advance to Executive reasonable legal fees and expenses, as such fees and expenses are incurred by Executive, to the fullest extent permitted by law, subject only to any requirements as are imposed by law. Executive shall not unreasonably withhold his consent to the settlement of any claim for monetary damages for which Executive is entitled to full indemnification hereunder. Executive shall be covered, in respect of his activities as an officer or director of Crown or Constellation, by any Directors and Officers liability policy or other similar policies maintained or obtained by Constellation or any of its successors and/or assigns to the fullest extent permitted by such policies. Notwithstanding anything to the contrary contained in this Agreement, Executive’s rights under this Section shall survive the termination date and the expiration or termination of this Agreement and shall continue without limit for so long as Executive may be subject to any claims covered by this Section. No amendment to the Certificate of Incorporation or By-Laws of Constellation after the date of this Agreement will affect or impair Executive’s rights under this Section even with respect to any action taken or not taken by Executive after the effective date of any such amendment.

11.    Notice. Any and all notices referred to herein shall be sufficient if furnished in writing and sent by registered mail to the parties.

12.    Transferability. The rights, benefits and obligations of Crown or Constellation under this Agreement shall be transferable, and all covenants and agreements hereunder shall inure to the benefit of and be enforceable by or against, its successors and assigns. Whenever the term “Crown” is used in this Agreement, such term shall mean and include Crown Imports LLC and its successors and assigns. Whenever the term “Constellation” is used in this Agreement, such term shall mean and include Constellation Brands, Inc. and its successors and assigns. The rights and benefits of Executive under this Agreement shall not be transferable other than rights to property or compensation that may pass on his death to his estate or beneficiaries through his will or the laws of descent and distribution and the terms of any Crown or Constellation compensation or benefit plan.

13.    Severability. If any provision of this Agreement or the application thereof is held invalid or unenforceable, the invalidity or unenforceability thereof shall not affect any other provisions of this Agreement which can be given effect without the invalid or unenforceable provision, and to this end the provisions of this Agreement are to be severable.

14.    Amendment; Waiver. As of the Effective Date, this Agreement contains the entire agreement of the parties with respect to the employment of Executive by Crown and/or its affiliates and upon execution of this Agreement supersedes any previous agreement with Crown and/or its affiliates (including without limitation the Original Agreement). No amendment or modification of this Agreement shall be valid unless evidenced by a written instrument executed by the parties hereto. No waiver by either party of any breach by the other party of any provision or conditions of this Agreement shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

15.    Tax Withholding. Crown or Constellation may withhold from any payments due to Executive hereunder such amounts as Crown or Constellation may determine are required to be withheld under applicable federal, state and local tax laws. To the extent that there are no cash payments to withhold upon, Executive shall promptly remit to Crown or Constellation, as appropriate, cash payments that are sufficient to cover all applicable withholdings.

16.    Section 409A. The parties intend that benefits under this Agreement are to be either exempt from, or comply with, the requirements of Section 409A of the Code, and this Agreement shall be interpreted and administered in accordance with that intent. If any provision of the Agreement would otherwise conflict with or frustrate this intent, that provision will be interpreted and deemed amended so as to avoid the conflict. Neither Crown nor Constellation shall be responsible for any tax, penalty, interest or similar assessment imposed on Executive as a consequence of Section 409A of the Code.

17.    Governing Law. This Agreement shall be governed by and construed under and in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

[signature page follows]

IN WITNESS WHEREOF, the parties have executed this Executive Employment Agreement as of the date first set forth above.

By:	/s/ F. Paul Hetterich
Name:	F. Paul Hetterich
Title:	President, Crown Imports LLC and Executive Vice President & President, Beer Division, Constellation Brands, Inc.

/s/ William F. Hackett
William F. Hackett

Exhibit A

FULL AND FINAL RELEASE OF CLAIMS

1.    In consideration of the continued employment and the compensation and benefits provided for under the Executive Employment Agreement (hereinafter referred to as the “Employment Agreement”) between CROWN IMPORTS LLC, CONSTELLATION BRANDS, INC. and WILLIAM F. HACKETT (hereinafter referred to as “Executive”), which is attached hereto and forms a part of this Full and Final Release of Claims, on behalf of himself, his heirs, administrators and assigns, Executive hereby releases and forever discharges Constellation Brands, Inc., its subsidiaries and affiliates (including without limitation Crown Imports LLC) and each of its and their respective officers, directors, employees, servants and agents, and their successors and assigns, (hereinafter collectively referred to as “Constellation Released Parties”) jointly and severally from any and all actions, causes of action, contracts and covenants, whether express or implied, claims and demands for damages, indemnity, costs, attorneys’ fees, interest, loss or injury of every nature and kind whatsoever arising under any federal, state, or local law, or the common law, which Executive may heretofore have had, may now have or may hereinafter have in any way relating to any matter, including but not limited to, any matter related to Executive’s employment by Constellation Released Parties and the termination of that employment; provided, however, nothing in this Full and Final Release of Claims shall release (i) Executive’s vested benefits under Crown Imports LLC’s or Constellation Brands, Inc.’s pension plans or rights under any existing stock options or other equity awards held by Executive, or (ii) any right to indemnification or advancement of expenses pursuant to Section 10 of the Employment Agreement or the Certificate of Incorporation or By-laws of Constellation Brands, Inc. (the items in the foregoing clauses (i) through (iii) are hereinafter referred to as the “Preserved Rights”).

a.    This Full and Final Release of Claims covers, without limitation, any claims of discrimination, unlawful retaliation or harassment, or denial of rights, on the basis of any protected status, characteristic or activity, including, but not limited to, sex, disability, handicap, race, color, religion, creed, national origin, ancestry, citizenship, ethnic characteristics, sexual orientation, marital status, military status, or age (including, without limitation, any right or claim arising under the Age Discrimination in Employment Act), need for a leave of absence, or complaint about discrimination, harassment, or other matter, arising under any state, federal, or local law (whether statutory or common law), regulation or ordinance which may be applicable to his employment by Constellation Released Parties. This Full and Final Release of Claims also covers, without limitation, any claims of wrongful termination, breach of express or implied contract, breach of implied covenant of good faith and fair dealing, violation of public policy, intentional or negligent infliction of emotional distress, defamation, invasion of privacy, fraud or negligent misrepresentation, intentional or negligent interference with contractual relations, and any other common law tort. Except to the extent that they constitute Preserved Rights, this Full and Final Release of Claims also covers any claims for severance pay, bonus, life insurance, health and medical insurance, disability benefits, or any other fringe benefit, and claims related to any other transaction, occurrence, act, or omission or any loss, damage or injury whatsoever, known or unknown, resulting from any act or omission by or on the part of Constellation Released Parties, or any of them, committed or omitted prior to the date of this Full and Final Release of Claims.

b.    Executive understands and agrees that the giving of the aforementioned consideration is deemed to be no admission of liability on the part of the Constellation Released Parties.

c.    In the event that Executive should hereafter make any claim or demand or commence or threaten to commence any action, claim or proceeding against the Constellation Released Parties for or by reason of any cause, matter or thing other than a Preserved Right, this document may be raised as a complete bar to any such claim, demand or action.

2.    By signing this Full and Final Release of Claims, Executive acknowledges that:

a.    He has been afforded a reasonable and sufficient period of time to review, and deliberate thereon, and has been specifically urged by Constellation Released Parties to consult with legal counsel or a representative of his choice before signing this Full and Final Release of Claims and that he has had a fair opportunity to do so; and

b.    He has carefully read and understands the terms of this Full and Final Release of Claims; and

c.    He has signed this Full and Final Release of Claims freely and voluntarily and without duress or coercion and with full knowledge of its significance and consequences, and of the rights and claims relinquished, surrendered, released and discharged hereunder; and

d.    He acknowledges he is not entitled to the consideration described above in the absence of signing this Full and Final Release of Claims; and

e.    The consideration which he is receiving in exchange for his release of claims is of value to him; and

f.    The only consideration for signing this Full and Final Release of Claims are the terms stated herein, and no other promise, agreement or representation of any kind has been made to him by any person or entity whatsoever to cause him to sign this Full and Final Release of Claims; and

g.    He was offered a minimum period of at least twenty-one (21) days after his receipt of this Full and Final Release of Claims to review and consider it and for deliberation thereon, and, to the extent he has elected to sign it prior to the expiration of the twenty-one (21) day period, he does so voluntarily on his own initiative without any inducement or encouragement on the part of the Constellation Released Parties to do so.

h.    He understands that this Full and Final Release of Claims may be revoked in writing by him at any time during the period of seven (7) calendar days following the date of his execution of this Full and Final Release of Claims by delivering such written revocation to _________, at his office located at ______________, New York _____. If such seven‑day revocation period expires without his exercising his revocation right, the obligations of this Full and Final Release of Claims will then become fully effective as more fully set forth herein.

IN WITNESS WHEREOF, Executive has hereunto executed this Full and Final Release of Claims by affixing his hand this ____ day of ____________________, 20__ in the presence of the witness whose signature is subscribed below.

William F. Hackett

Sworn to before me this
_____ day of ____________, 20__.

_____________________________
Notary Public

IN WITNESS WHEREOF, _________________ has hereunto executed this Full and Final Release of Claims on behalf of Crown Imports LLC, its subsidiaries, affiliates, by affixing [his/her] hand this ____ day of ____________________, 20__ in the presence of the witness whose signature is subscribed below.

[Name]
[Title]

Sworn to before me this
_____ day of ____________, 20__.

_____________________________
Notary Public

IN WITNESS WHEREOF, _________________ has hereunto executed this Full and Final Release of Claims on behalf of Constellation Brands, Inc., its subsidiaries, affiliates, by affixing [his/her] hand this ____ day of ____________________, 20__ in the presence of the witness whose signature is subscribed below.

[Name]
[Title]

Sworn to before me this
_____ day of ____________, 20__.

_____________________________
Notary Public

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